APOLLO INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Apollo Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation  (the “Charter”) is hereby amended to provide that, for the Corporation’s common stock, $0.001 par value per share (the "Common Stock"), immediately upon the Reverse Stock Split Effective Time (as defined below), every three shares of Common Stock of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.003 par value per share.
SECOND: The amendment to the Charter as set forth in Article FIRST above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. Pursuant to Section 2-309(e)(2) of the Maryland General Corporation Law (the “MGCL”), no stockholder approval was required.
THIRD: The Charter is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock referred to above issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.003 per share to $0.001 per share.
FOURTH: The amendment to the Charter as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.
FIFTH: These Articles of Amendment shall become effective at 5:00 p.m. EDT on November 30, 2018 (the “Reverse Stock Split Effective Time”).
SIXTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.
SEVENTH: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, such matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 30th day of October, 2018.

ATTEST                    APOLLO INVESTMENT CORPORATION

/s/ Joseph D. Glatt                By: /s/ Tanner Powell
Joseph D. Glatt                 Tanner Powell
Secretary                     President